Exhibit 18

May 2, 2012

The Board of Directors and Shareholders of

IntercontinentalExchange, Inc.

2100 RiverEdge Parkway

Suite 500

Atlanta, GA 30328

The Board of Directors and Shareholders of

IntercontinentalExchange, Inc.

Note 2 of Notes to the consolidated financial statements of IntercontinentalExchange Inc. included in its Form 10-Q for the quarterly period ended March 31, 2012 describes a change in the classification of penalties and interest on uncertain tax positions from Selling, General and Administrative Expense and Interest Expense, respectively, to Provision for Income Taxes. There are no authoritative criteria for determining a ‘preferable’ classification of penalties and interest on uncertain tax positions based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to December 31, 2011, and therefore we do not express any opinion on any financial statements of IntercontinentalExchange Inc. subsequent to that date.

Very truly yours,

/s/ Ernst & Young LLP